International Electronics, Inc.

News Release

Contact:

John Waldstein

President

781-821-5566 ext. 114

International Electronics, Inc. Recommends Rejection of

Unsolicited Tender Offer Commenced by Risco Ltd.

CANTON, MA — March 16, 2007 — International Electronics, Inc. (IEI) (OTCBB: IEIB.OB) today announced that its Board of Directors voted unanimously to recommend that IEI shareholders not tender their shares to Risco Ltd. (Risco) and reject Risco’s unsolicited tender offer to acquire all of the outstanding shares of IEI common stock at $3.50 per share, having determined that the offer is inadequate and not in the best interests of IEI’s shareholders.

IEI filed a Schedule 14D-9 with the Securities and Exchange Commission today, which sets forth the reasons for the Board’s recommendation that shareholders reject the offer and related information.  These reasons include the following:

•                  The Board of Directors’ belief that the offer price is inadequate and that it does not reflect the long-term value and prospects inherent in IEI, particularly the growing value of its security business and its PowerKey Wireless Industrial Fleet Management Products.

•                  The Board of Directors’ understanding of and familiarity with IEI’s business, financial condition, current business strategy and future prospects, which management and the Board of Directors believe have not been fully reflected in IEI’s results of operations or stock price.

•                  The Board of Directors’ belief that Risco has opportunistically timed its offer to take advantage of depressed 2006 results stemming from unusual costs and delayed savings associated with IEI’s strategic initiatives before the fruits of those initiatives have been fully reflected in IEI’s stock price.

•                  The Board of Directors’ commitment to the long-term interests of IEI and its shareholders, and to pursuing strategies that realize IEI’s long-term value.

•                  The fact that the offer is highly conditional, which results in significant uncertainty that the offer will be consummated.

John Waldstein, IEI CEO, commented, “Two years ago, management chose a strategy to build on and enhance its position and value in the security industry marketplace.  Our recent financial results speak to the positive impact of that strategic plan. IEI was profitable in its last two fiscal quarters.  Net sales for the three months ended November 30, 2006 were $4,301,353 versus sales of $3,368,960 in the same quarter of the prior year, an increase of 28% over the prior year. Net sales for the trailing 12 months ended November 30, 2006 were $15.05 million.”

The full text of the Board’s recommendation is contained in IEI’s Schedule 14D-9, which will be available on the SEC’s website at www.sec.gov.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of IEI are forward-looking statements. Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to:  the loss of one of IEI’s large customers or the cancellation or deferral of purchases of IEI’s products; the loss of one of IEI’s distribution partners or the failure of the partner to devote adequate resources to the sale of our products; changes in general economic conditions; limitations imposed by IEI’s limited financial resources; IEI’s dependence on certain key employees; any failure by IEI to successfully select, develop, manufacture and market new products or enhance its existing products; fluctuations in IEI’s sales and operating results; IEI’s ability to successfully compete; the expense resulting to IEI from future investments and acquisitions and IEI’s ability to integrate acquired products, technologies or businesses; IEI’s ability to protect its intellectual property rights; the reliability of offshore production undertaken by IEI; IEI’s dependence upon sole source suppliers for certain key components; the risks associated with international sales; and the limited market for IEI’s common stock and the volatility of its share price.

About International Electronics, Inc.

International Electronics, Inc. (IEI), an ISO9001:2000 certified manufacturer, designs, manufactures, markets and sells electronic access control equipment and browser-managed security platforms used in residential and commercial security systems and wireless access control and fleet management systems for industrial mobile asset applications. IEI’s products include its Door-Gard(TM) and Secured Series(TM) access control lines, its LS line of integrated battery operated door locks, its eMerge(TM) browser-managed access and security management products and its line of PowerKey(TM) industrial access control and fleet management products. IEI markets its security management and access control products to leading distribution and electronic security installation companies, and its PowerKey(TM) products directly to material handling equipment users worldwide. For more information about IEI, visit www.ieib.com.

Additional Information and Where to Find It

IEI advises its shareholders to read carefully IEI’s solicitation/recommendation statement on Schedule 14D-9, regarding the tender offer referred to in this press release, because it will contain important information. Shareholders may obtain a free copy of the solicitation/recommendation statement, which will be filed today by IEI with the SEC, on the SEC’s web site at www.sec.gov or on IEI’s web site at www.ieib.com.

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